Exhibit 99.1

SUMMARY OF EMPLOYMENT AGREEMENT

Start Date	September 19, 2005

Position	Chairman Elect and Chief Executive Officer. As of January 1, 2006, Chairman and Chief Executive Officer. Member of Equifax Board of Directors (the “Board”) after Start Date.

Term

The Agreement has an initial term of three years, with automatic renewals of one year each unless the Company or Mr. Smith gives notice of non-renewal. It may be terminated by either party at any time with or without cause.

Salary

Annual base salary of $1,300,000 per year, subject to increase, but not decrease, upon annual review by the Compensation, Human Resources & Management Succession Committee of the Board (the “Compensation Committee”).

Bonus

Eligible to participate in the Equifax Annual Incentive Plan for Executive Officers (“AIP”). For 2006, targeted annual bonus is 100% of annual base salary with a maximum of 200%, based upon performance criteria established by the Compensation Committee. For calendar year 2005, AIP award is guaranteed at 100% and is paid immediately after the Start Date.

Stock Options

On January 6, 2006, Mr. Smith will be granted options to purchase 75,000 shares of Equifax common stock (the “Options”), exercisable 25% on the grant date and 25% per year thereafter. The Options will have a ten year term and an exercise price equal to the fair market value of Equifax stock on the grant date.

Restricted Stock

On the Start Date, Mr. Smith will be granted 50,000 restricted stock units, without dividend equivalent rights, (“Restricted Stock”), which will vest on the third anniversary of the Start Date, subject to continued employment. On January 6, 2006, he will be granted (a) 40,000 units of Restricted Stock, vesting on the third anniversary of the grant date subject to continued employment and (b) 65,000 performance-based Restricted Stock units, the performance terms of which will be established by the Compensation Committee.

Value Replacement Awards

In order to replace the value of certain earned incentives that would have been available to Mr. Smith from his previous employer, Mr. Smith on the Start Date will be paid a one-time value replacement bonus in the amount of $2,675,444 and will be granted a number of Restricted Stock units determined by dividing $1,175,444 by the fair market value of Equifax stock on the grant date, which units will vest on the third anniversary of the grant date, subject to continued employment.

Benefits & Perquisites

Mr. Smith will participate in Company equity, pension, 401(k) and health and welfare benefits offered to senior executives. Mr. Smith will also receive perquisites that the Chief Executive Officer of the Company is generally entitled to receive, including diagnostic health care, life insurance, financial planning and tax preparation services allowance and club memberships.

Relocation

Equifax will reimburse Mr. Smith for all normal and customary relocation expenses in accordance with its usual plans, practices, programs and policies, including a miscellaneous relocation allowance of $50,000, reimbursement for non-refundable tuition expenses up to $45,000, travel expenses during relocation and reimbursement for any loss on the sale of Mr. Smith’s current residence up to $50,000.

Supplemental Executive Retirement Plan	Mr. Smith will be immediately vested in the Supplemental Retirement Plan for Executives of Equifax on the Start Date and calculation of his SERP benefits will include five year’s service credits.

Change in Control	On or about the Start Date, Mr. Smith and Equifax will enter into a Change In Control letter agreement substantially similar to that entered into by other Equifax senior executives.

Severance

In the event Equifax terminates for other than “Cause” (as defined in Equifax’s Change-in-Control plan) or Mr. Smith terminates for “Good Reason” (as defined in the Agreement), Mr. Smith will, provided he signs a release of claims against Equifax, receive cash payments representing the sum of base salary through date of termination, a pro-rata bonus for the year of termination, any vested deferred compensation, and an amount equal to 1/12 of Mr. Smith’s base salary and then target bonus times the number of months remaining in the term of the Agreement, together with COBRA payment and certain health benefits for an equivalent period.

Nondisclosure, Noncompetition, Nonsolicitation	Mr. Smith will comply with covenants prohibiting disclosure of confidential information, solicitation of customers or employees and engaging in competitive activity.

Arbitration	Any dispute related to the Agreement will be resolved by mediation or by binding arbitration.

Legal Expenses	Equifax will reimburse Mr. Smith for reasonable legal expenses incurred in connection with the Agreement.